Exhibit 99.1

TELA Bio Reports Fourth Quarter and Full Year 2022 Financial Results

MALVERN, PA, March 21, 2023 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy, today reported financial results for the fourth quarter and full year ended December 31, 2022.

Recent Highlights

•	Reported revenue of $11.6 million for the fourth quarter and $41.4 million for the full year 2022, representing growth of 39% and 41%, respectively, over the corresponding periods of 2021;

•	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products during the full year 2022, resulting in a year-over-year revenue increase for each product of approximately 26% and 92%, respectively;

•	Announced U.S. commercial launch of NIVISTM Fibrillar Collagen Pack to expand product portfolio into healing of surgical wounds;

•	Announced U.S. Commercial Launch of Two New OviTex LPR device configurations to support repair of large abdominal hernias using robotic and laparoscopic techniques; and

•	Awarded a three-year dual-source agreement in the biosynthetic category with a national group purchasing organization (GPO).

"TELA has completed yet another year of impressive growth, achieving a 41% year-over-year increase in annual revenues, in spite of significant macroeconomic headwinds throughout the year that at times resulted in lower than expected procedure volumes," said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "Our growing product portfolio, including the introduction of complimentary soft tissue preservation and restoration initiatives along with OviTex products specifically designed to expand our reach in robotic and larposcopic procedures, should continue to drive market share for our OviTex products. We expect that these additions, coupled with our compelling clinical data and widening GPO access will lead to increased adoption of our products. We remain confident in an exceptionally solid foundation for expansion, and we anticipate our broadening sales team will continue to sustain meaningful revenue growth throughout 2023. "

Fourth Quarter 2022 Financial Results

Revenue was $11.6 million in the fourth quarter of 2022, an increase of 39% compared to the same period in 2021. The increase was due to the expansion of our commercial organization, increased penetration within existing customer accounts, and stronger international sales.

Gross profit was $8.2 million in the fourth quarter of 2022, or 70% of revenue, compared to $5.7 million, or 68% of revenue, in the same period in 2021. The increase in gross margin was primarily due to a decrease in the reserve for excess and obsolete inventory as a percentage of revenue as compared to the prior year.

Operating expenses were $17.6 million in the fourth quarter of 2022, compared to $13.3 million in the same period in 2021. The increase was due to higher salaries and employee-related expenses from additional headcount as we continue to expand our organization, increased travel expenses and increased consulting fees.

Loss from operations was $9.4 million in the fourth quarter of 2022, compared to a loss from operations of $7.7 million in the same period in 2021.

Net loss was $10.0 million in the fourth quarter of 2022, compared to a net loss of $8.6 million in the same period in 2021.

Full Year 2022 Financial Results

Revenue was $41.4 million for the full year 2022, an increase of 41% compared to the full year 2021. The increase in revenue was primarily driven by an increase in unit sales of our products due to the expansion of our commercial organization, increased penetration within existing customer accounts, and stronger international sales.

Gross profit was $27.0 million for the full year 2022, or 65% of revenue, compared to $18.8 million, or 64% of revenue, for the full year 2021. The gross margin increase was due primarily to a decrease in the reserve for excess and obsolete inventory as a percentage of revenue as compared to the prior year which offset the increase in amortization of intangible assets.

Operating expenses were $66.1 million for the full year 2022, compared to $48.3 million for the full year 2021. The increase was due to higher salaries and employee-related expenses from additional headcount as we continue to expand our organization, increased travel expenses, increased consulting fees and an increased research and development investment.

Loss from operations was $39.0 million for the full year 2022, compared to a loss from operations of $29.5 million for the full year 2021.

Net loss was $44.3 million for the full year 2022, compared to a net loss of $33.3 million for the full year 2021.

Cash and cash equivalents on December 31, 2022 totaled $42.0 million.

2023 Financial Guidance

Full year 2023 revenue is projected to range from $60 million to $65 million, reflecting growth of 45% to 57% over full year 2022.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Tuesday, March 21, 2023 to discuss its fourth quarter and full year 2022 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2023. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including the ongoing response to the COVID-19 pandemic, recessionary concerns, banking instability, and inflationary pressures, potentiallyimpacting our ability to market our products, demand for our products due to the deferral of elective procedures, the labor and staffing environment in the healthcare industry, disruption in our supply chain, or pricing pressures concerning our products or the procedures using our products; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings; development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Greg Chodaczek

332-895-3230

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$42,019	$43,931
Accounts receivable, net	6,621	4,234
Inventory	11,792	7,658
Prepaid expenses and other assets	2,015	3,232
Total current assets	62,447	59,055
Property and equipment, net	1,682	1,186
Intangible assets, net	2,499	2,303
Right-of-use assets	1,227	—
Total assets	$67,855	$62,544

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,534	$2,414
Accrued expenses and other current liabilities	10,869	8,161
Total current liabilities	12,403	10,575
Long-term debt	39,916	—
Long-term debt with related party	—	31,491
Other long-term liabilities	1,231	380
Total liabilities	53,550	42,446

Stockholders' equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 19,165,027 and 14,529,606 shares issued and 19,165,027 and 14,529,577 shares outstanding at December 31, 2022 and December 31, 2021, respectively	19	15
Additional paid-in capital	288,361	250,064
Accumulated other comprehensive income (loss)	150	(52)
Accumulated deficit	(274,225)	(229,929)
Total stockholders' equity	14,305	20,098
Total liabilities and stockholders' equity	$67,855	$62,544

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$11,622	$8,374	$41,418	$29,463
Cost of revenue (excluding amortization of intangible assets)	3,351	2,639	13,570	10,346
Amortization of intangible assets	95	76	804	304
Gross profit	8,176	5,659	27,044	18,813
Operating expenses:
Sales and marketing	11,647	8,313	43,252	29,062
General and administrative	3,242	3,275	13,862	12,459
Research and development	2,726	1,725	8,937	6,743
Total operating expenses	17,615	13,313	66,051	48,264
Loss from operations	(9,439)	(7,654)	(39,007)	(29,451)
Other (expense) income:
Interest expense	(1,174)	(922)	(4,051)	(3,597)
Loss on extinguishment of debt	—	—	(1,228)	—
Other income (expense)	634	(43)	(10)	(228)
Total other expense	(540)	(965)	(5,289)	(3,825)
Net loss	$(9,979)	$(8,619)	$(44,296)	$(33,276)
Net loss per common share, basic and diluted	$(0.52)	$(0.59)	$(2.72)	$(2.30)
Weighted average common shares outstanding, basic and diluted	19,159,649	14,508,937	16,267,678	14,473,213